Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-141391) of First California Financial Group, Inc. and to the use of our report dated March 28, 2005 (except for Note 14, as to which the date is September 28, 2006), included in the Annual Report on Form 10-KSB of National Mercantile Bancorp and subsidiaries as of December 31, 2006, with respect to the consolidated financial statements for the year ended December 31, 2004 included in this Form 10-KSB.

/s/ Ernst & Young LLP

Los Angeles, California

April 9, 2007